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PROTEIN DESIGN LABS, INC.

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PROTEIN DESIGN LABS, INC.

______________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 19, 2003
______________________

DEAR STOCKHOLDER:

     On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of stockholders of Protein Design Labs, Inc., a Delaware corporation (the “Company”), to be held on June 19, 2003 at 8:00 a.m. at the principal offices of the Company, located at 34801 Campus Drive, Fremont, California 94555, for the following purposes:

1.	To elect two Class II directors to hold office for a three-year term and until their respective successors are elected and qualified.
2.	To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2003.
3.	To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on April 25, 2003 are entitled to notice of, and to vote at, this meeting and any continuation or adjournments thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of the Company.

By Order of the Board of Directors Douglas O. Ebersole Secretary

Fremont, California
May 2, 2003

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE OR VOTE BY TELEPHONE OR THROUGH THE INTERNET SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

___________________

PROXY STATEMENT
___________________

2003 ANNUAL MEETING OF STOCKHOLDERS

PROTEIN DESIGN LABS, INC.
34801 Campus Drive
Fremont, California 94555
(510) 574-1400

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of PROTEIN DESIGN LABS, INC., a Delaware corporation (the “Company”), of Proxies for use at the annual meeting of stockholders to be held on June 19, 2003, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying Proxy are first being distributed to stockholders on approximately May 2, 2003. The cost of the solicitation of Proxies will be borne by the Company. The Board may use the services of the Company’s directors, officers and others to solicit Proxies, personally, by telephone or by the Internet. The Board may also arrange with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and the Company may reimburse them for the reasonable out-of-pocket expenses incurred in so doing. The Annual Report to Stockholders for the fiscal year ended December 31, 2002, including financial statements, is being distributed to stockholders concurrently with the distribution of this Proxy Statement.

VOTING RIGHTS

     The voting securities of the Company entitled to vote at the annual meeting consist of shares of Common Stock. Only stockholders of record at the close of business on April 25, 2003 are entitled to notice of and to vote at the annual meeting. On that date, there were 93,292,557 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote. The Company’s Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or by proxy, shall constitute a quorum for the transaction of business at the meeting.

     All registered stockholders can vote by paper Proxy or by telephone by following the instructions included with their Proxy. Stockholders whose shares of Common Stock are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm on voting their shares. Registered stockholders and stockholders whose shares of Common Stock are registered in the name of a bank or brokerage firm participating in the ADP Investor Communication Services online program may vote electronically through the Internet. Instructions on Internet voting and Proxy distribution are available through the Company’s website at www.pdl.com/investors. Signing and returning the Proxy or submitting the Proxy by telephone or through the Internet does not affect the right to vote in person at the annual meeting.

     All shares represented by valid Proxies received prior to the annual meeting will be voted and, where a stockholder specifies by means of the Proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. If an executed Proxy is submitted without any instruction for the voting of such Proxy, the Proxy will be voted in favor of the proposals described. Any stockholder giving a Proxy has the power to revoke it at any time before it is exercised, whether the Proxy was given by telephone, via the Internet or by returning the Proxy. A Proxy may be revoked by filing with the Secretary of the Company a written revocation or duly executed Proxy bearing a later date, or by making an authorized Internet or telephone communication on a later date in accordance with the instructions on the enclosed Proxy. It may also be revoked by appearing at the annual meeting and electing to vote in person.

PROPOSAL ONE

NOMINATION AND ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of two Class II, three Class III and three Class I directors who will serve until the annual meetings of stockholders to be held in 2003, 2004 and 2005, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire as of that annual meeting.

     The terms of the current Class II directors will expire on the date of the upcoming annual meeting. Accordingly, two persons are to be elected to serve as Class II directors of the Board at the meeting. Management’s nominees for election by the stockholders to those two positions are Mark McDade and Cary L. Queen, Ph.D., the current Class II members of the Board. If elected, the nominees will serve as directors until the Company’s annual meeting of stockholders in 2006 and until their successors are duly elected and qualified. If any nominee(s) declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although the Company knows of no reason to anticipate that this will occur), the Proxies may be voted for such substitute nominee(s) as the Board may recommend in place of such nominee(s).

     If a quorum is present and voting, the two nominees for Class II directors receiving the highest number of votes will be elected as Class II directors. Abstentions and shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority, i.e., “broker non-votes,” will be counted as present in determining if a quorum is present.

     Certain information concerning the current directors, including the Class II nominees to be elected at this meeting, is set forth below.

Nominee/Director	Positions with the Company	Age	Director Since

Class II directors nominated for election at the 2003 Annual Meeting of Stockholders
Mark McDade	Chief Executive Officer, Director	47	2002
Cary L. Queen, Ph.D	Senior Vice President, Director	52	1987
Class III directors whose terms expire at the 2004 Annual Meeting of Stockholders
Jürgen Drews, M.D	Director	69	1997
Laurence Jay Korn, Ph.D	Chairman of the Board, Director	53	1986
Max Link, Ph.D	Director	62	1993
Class I directors whose terms expire at the 2005 Annual Meeting of Stockholders
George M. Gould, Esq	Director	65	1989
Jon S. Saxe, Esq	Director	66	1989
L. Patrick Gage, Ph.D	Director	60	2003

     Jürgen Drews, M.D., has been a director of the Company since February 1997. Dr. Drews has also served as a managing partner of the Health Innoventure Fund LLC of Bear, Stearns & Co. Inc. since January 2001. From March 1998 until December 2000, Dr. Drews served as a contributing advisor to OrbiMed Advisors LLC. Dr. Drews served as President, Global Research and as a member of the Executive Committee of the Roche Group from January 1996 to December 1997. From January 1991 to December 1995, Dr. Drews served as President, International Research and Development and as a member of the Executive Committee for the Roche Group. Prior to that time, Dr. Drews served as Chairman of the Research Board and member of the Executive Committee for F. Hoffmann-La Roche Ltd from April 1986 to December 1990. Dr. Drews served as Head of International Pharmaceutical Research and Development for Sandoz Ltd. from January 1982 to July 1985. Dr. Drews is also a director of MorphoSys GmbH, Genomics Pharmaceutical Company, Human Genome Sciences, Inc., Genaissance Pharmaceuticals, Inc., and Axxima Pharmaceuticals AG.

     L. Patrick Gage, Ph.D., has been a director of the Company since March 2003. From January 1997 until June 2002 Dr. Gage held various positions at Wyeth (formerly known as American Home Products). From January 1997 through June 2002, Dr. Gage served as President of Wyeth Research, a division of Wyeth, and from 2000 through June 2002 Dr. Gage also served as Senior Vice President, Science and Technology of Wyeth. From November 1989 through January 1997, Dr. Gage served as the head of Research and Development, then Chief Operating Officer and finally President of Genetics Institute, which was acquired by Wyeth in January 1997. Prior to that time, Dr. Gage held various positions in research management at Hoffmann-La Roche Inc. (Roche) over an eighteen-year period. Dr. Gage is also a Director of Neose Technologies. He also advises the biotechnology investment practice at Warburg Pincus and is a scientific advisor to PerkinElmer Life and Analytical Sciences.

     George M. Gould, Esq., has been a director of the Company since October 1989. Since June 1996, Mr. Gould has served as of counsel to the law firm Gibbons, Del Deo, Dolan, Griffinger & Vecchione. From May 1996 to December 1996, Mr. Gould was a Senior Vice President of PharmaGenics, Inc. Prior to that time, Mr. Gould served as Vice President, Licensing & Corporate Development and Chief Patent Counsel for Roche from October 1989 to May 1996. Mr. Gould is also a director of NaPro BioTherapeutics, Inc.

     Laurence Jay Korn, Ph.D., has been a director and Chairman of the Board of the Company since May 2002. From July 1986 until May 2002, Dr. Korn served as a director and Chairperson of the Board and from January 1987 until April 2002, Dr. Korn served as Chief Executive Officer. Previously, Dr. Korn headed a research laboratory and served on the faculty of the Department of Genetics at the Stanford University School of Medicine from March 1981 to December 1986. Dr. Korn received his Ph.D. from Stanford University and was a Helen Hay Whitney Postdoctoral Fellow at the Carnegie Institution of Washington and a Staff Scientist at the MRC Laboratory of Molecular Biology in Cambridge, England, before becoming an Assistant Professor at Stanford.

     Max Link, Ph.D., has been a director of the Company since June 1993. Dr. Link served as the Chief Executive Officer of Corange Ltd. from May 1993 to May 1994 and as the Chief Executive Officer of Boehringer Mannheim-Therapeutics, the worldwide pharmaceutical division of Corange (Boehringer Mannheim-Therapeutics), from October 1993 to May 1994. Dr. Link served as the Chairman of Sandoz Pharma Ltd. from April 1992 to April 1993. Dr. Link served in various management positions at Sandoz Ltd. and Sandoz Pharmaceuticals Corporation from October 1971 to April 1992. Dr. Link has served as the Chairman of Centerpulse Ltd since April 2001 and is also a director of Access Pharmaceuticals, Inc., Alexion Pharmaceuticals, Inc., Cell Therapeutics, Inc., CytRx Corp., Discovery Laboratories, Inc., Human Genome Sciences, Inc., Osiris Therapeutics, Inc., and Celsion Corporation.

     Mark McDade, has been a director of the Company since November 2002, when he began employment with the Company as Chief Executive Officer. From December 2000 until November 2002, he served as Chief Executive Officer of Signature BioScience, Inc. Prior to Signature, he was a co-founder and director of Corixa Corporation. He served as Chief Operating Officer at Corixa from September 1994 through December 1998 and as President and Chief Operating Officer from January 1999 until his departure at year-end 2000. Before Corixa, he was Chief Operating Officer of Boehringer Mannheim-Therapeutics. Prior to Boehringer Mannheim-Therapeutics, he served in several positions at Sandoz Ltd., which included business development, product management and general management responsibilities. Mr. McDade currently serves on the boards of directors of Corixa, Valentis, Inc., and Akceli, Inc. Mr. McDade earned his M.B.A. from Harvard Business School.

     Cary L. Queen, Ph.D., has been a director of the Company since January 1987 and served as Vice President, Research, from April 1989 to August 2001 and as Senior Vice President since June 1993. From May 2002 until November 2002 Dr. Queen served as interim head of the Company’s Clinical, Preclinical and Regulatory Departments. Previously, Dr. Queen held positions at the National Institutes of Health from 1983 to 1986, where he studied the regulation of genes involved in the synthesis of antibodies. Dr. Queen received his Ph.D. in Mathematics from the University of California at Berkeley and subsequently served as an Assistant Professor of Mathematics at Cornell University.

     Jon S. Saxe, Esq., has been a director of the Company since March 1989. Mr. Saxe served as a consultant to the Company from June 1993 to December 1994 and again from May 2000 until January 2002. From May 1999 to April 2000, Mr. Saxe served as Senior Advisor to the Chief Executive Officer of the Company. From January 1995 to April 1999, Mr. Saxe served as President of the Company. He has served as President of Saxe Associates since May 1993. Mr. Saxe is also a director of Incyte, Inc., Questcor Pharmaceuticals, Inc., First Horizon Pharmaceuticals, Inc., InSite Vision, Inc., SciClone Pharmaceuticals, Inc., ID Biomedical Corporation, Astex Technology Ltd., Arbor

Vita Corporation, diaDexus, Inc., Iconix Pharmaceuticals, Inc., Point Biomedical Corporation, VistaGen Therapeutics, Inc., and Oxon Medica, Inc.

Board Committees and Meetings

     During the 2002 fiscal year, the Board held eight meetings. During that period, the Audit Committee of the Board held six meetings and the Compensation Committee of the Board held three meetings. The Company formed a Nominating and Governance Committee in April 2003. Attendance by the directors at meetings held in the Company’s 2002 fiscal year was 98% for the Board, 100% for the Audit Committee and 100% for the Compensation Committee. The newly-formed Nominating and Governance Committee did not meet in 2002. Each director attended at least 75% of the aggregate number of meetings of the Board and the committees on which the directors serve. None of the members of the Audit, Compensation or Nominating and Governance Committees was an officer or employee of the Company.

     The Audit Committee consists of three members. The members of the Audit Committee are Juurgen Drews, George M. Gould and Max Link. The functions of the Audit Committee include (i) recommending the independent auditors to the Board, (ii) obtaining from the independent auditors a written statement addressing their independence with respect to the Company, (iii) reviewing and approving the planned scope of the annual audit and the results of the annual audit, (iv) reviewing the accounting and reporting principles applied by the Company in preparing its financial statements, (v) reviewing the internal financial, operating and accounting controls and finance and accounting personnel of the Company with the independent auditors, (vi) overseeing compliance with the Foreign Corrupt Practices Act, (vii) reviewing the Company’s financial press releases with the auditors and management, (viii) reviewing and approving (or rejecting) any transaction that may present potential for conflict of interest, such as with the Company’s officers, directors or significant stockholders, and (ix) reviewing and reassessing the Company’s Audit Committee charter annually and at other times as conditions dictate.

     The Compensation Committee consists of two members. The members of the Compensation Committee are George M. Gould and Max Link. The functions of the Compensation Committee include (i) designing and implementing competitive compensation policies to attract and retain key personnel, (ii) reviewing and formulating policy and determining or making recommendations to the Board regarding compensation of the Company’s officers with respect to salaries, bonuses, and other compensation, (iii) administering the Company’s stock option plans (the “Plans”) and granting or recommending grants of stock options and shares of stock to the Company’s executive officers and directors under the Plans and (iv) establishing and reviewing Company policies in the area of management perquisites.

     The Nominating and Governance Committee consists of two members. The members of the Nominating and Governance Committee are Patrick Gage and Max Link. The functions of the Nominating and Governance Committee include (i) identifying individuals qualified to become Board members, (ii) selecting, or recommending to the Board, director nominees for each election of directors, (iii) developing and recommending to the Board criteria for selecting qualified director candidates, (iv) considering committee member qualifications, appointment and removal, (v) recommending corporate governance principles, codes of conduct and compliance mechanisms applicable to the Company, and (vi) providing oversight in the evaluation of the Board and each committee of the Board.

PROPOSAL TWO

APPOINTMENT OF INDEPENDENT AUDITORS

     The Board has selected Ernst & Young LLP to serve as independent auditors to audit the financial statements of the Company for fiscal 2003. Ernst & Young LLP (or its predecessors) has acted in such capacity since its appointment for fiscal 1986.

Audit Fees

     During fiscal year 2002, the aggregate fees billed by Ernst & Young LLP for professional services for the audit of the Company’s annual financial statements and the review of the financial statements included in the Company’s Forms 10-Q for 2002 were approximately $212,700.

Financial Information Systems Design and Implementation Fees

     During fiscal year 2002, no amounts were billed by Ernst & Young LLP to the Company for financial information systems design and implementation services.

All Other Fees

     The aggregate fees billed to the Company for all other services rendered by Ernst & Young LLP for 2002 were approximately $166,400. Such aggregate fees were incurred in connection with tax consultation and services with respect to the preparation of the Company’s 2002 tax returns, real estate advisory services, assistance in preparing responses to a comment letter from the U.S. Securities and Exchange Commission regarding the Company’s Annual Report on Form 10-K for 2001, consultation with respect to certain agreements into which the Company entered with third-party business partners, and attendance at the Company’s annual meeting of stockholders.

     The Audit Committee determined that the non-audit services rendered by Ernst & Young LLP were compatible with maintaining the independence of Ernst & Young LLP.

     Representatives of Ernst & Young LLP will be present at the annual meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL. In the event that ratification by the stockholders of the appointment of Ernst & Young LLP as the Company’s independent auditors is not obtained, the Board will reconsider such appointment.

     The affirmative vote of a majority of the votes cast at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of December 31, 2002 by (i) each person who is known by the Company, based on the records of the Company’s transfer agent and relevant documents filed with the U.S. Securities and Exchange Commission (“SEC”), to own beneficially more than 5% of the outstanding shares of the Company’s Common Stock, (ii) each member of the Board, (iii) each person who served as Chief Executive Officer of the Company during 2002 and the four other most highly compensated executive officers of the Company as of December 31, 2002 (“Named Executive Officers”), and (iv) all members of the Board and executive officers of the Company as a group. Unless otherwise specified, the address of each named individual is the address of the Company.

Name of Beneficial Owner or Group and Nature of Beneficial Ownership (1)	Amount of Beneficial Ownership	Percent of Common Stock Outstanding

Mark McDade (2)	0	*
Laurence Jay Korn, Ph.D. (3)	2,751,141	3.02%
Douglas O. Ebersole (4)	270,130	*
Cary L. Queen, Ph.D. (5)	2,516,246	2.80%
Robert L. Kirkman, M.D. (6)	90,457	*
Brett L. Schmidli (7)	37,500	*
Jaisim Shah (8)	126,666	*
Juurgen Drews, M.D. (9)	96,500	*
George M. Gould (10)	165,000	*
Max Link, Ph.D. (11)	64,000	*
Jon S. Saxe (12)	373,182	*
All directors and executive officers as a group (19 persons) (13)	7,037,329	7.55%

*	Less than 1%
(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)	Upon Mr. McDade’s acceptance of employment with the Company as Chief Executive Officer in October 2002, he was granted a stock option to purchase shares of the Company’s Common Stock, subject to the Company’s standard four-year vesting. Pursuant to such vesting schedule, options granted vest over a four-year period at the rate of 1/4 one year after the date specified at the time of grant (typically the hire date or an anniversary of the hire date) and 1/48 per month thereafter for each full month of the optionee’s continuous employment with the Company. As such, no portion of the option granted to Mr. McDade is, or will become, exercisable within 60 days after December 31, 2002. Mr. McDade is not the beneficial owner of any shares of the Company’s Common Stock.

(3)	Includes 1,860,566 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December 31, 2002. Also includes 40,000 shares held as separate property by Dr. Korn’s spouse with respect to which Dr. Korn disclaims beneficial ownership. Dr. Korn resigned as Chief Executive Officer in April 2002.

(4)	Includes 261,007 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December 31, 2002. Mr. Ebersole served as the Company’s Chief Executive Officer after Dr. Korn’s resignation in April 2002 until Mr. McDade’s commencement of employment in November 2002.

(5)	Includes 536,246 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December 31, 2002. Also includes 6,750 shares held in trusts for the benefit of certain of Dr. Queen’s relatives with respect to which Dr. Queen disclaims beneficial ownership and 2,250 shares held in trust for the benefit of Dr. Queen’s daughter with respect to which Dr. Queen disclaims beneficial ownership.

(6)	Includes 90,457 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December 31, 2002.
(7)	Includes 37,500 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December 31, 2002.
(8)	Includes 126,666 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December 31, 2002.
(9)	Includes 96,500 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December 31, 2002.
(10)	Includes 133,000 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December 31, 2002.
(11)	Includes 31,000 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December 31, 2002.
(12)	Includes 345,502 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December 31, 2002.
(13)	Total includes all directors and officers who served in that capacity as of December 31, 2002 and 4,054,914 shares issuable upon the exercise of options beneficially owned by such directors and officers which are currently, or which will become, exercisable within 60 days after December 31, 2002.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Officers

     Certain information with respect to the Company’s executive officers is set forth below. See “NOMINATION AND ELECTION OF DIRECTORS” for information regarding Mr. McDade, Dr. Korn and Dr. Queen, three of the Company’s executive officers.

Name	Age	Position

Steven E. Benner, M.D., M.H.S	43	Senior Vice President and Chief Medical Officer
Douglas O. Ebersole	47	Senior Vice President, Legal and Corporate Development and Secretary
Brett L. Schmidli	51	Senior Vice President, Technical Operations
Mark P. Backer, Ph.D	46	Vice President, Technical Development
William R. Benjamin, Ph.D	49	Vice President, Research and Clinical Technologies
Patrick M. Caldwell	41	Vice President, Finance and Controller
Frances G. Charlson	42	Vice President, Human Resources
Barbara K. Finck, M.D	56	Vice President, Clinical Development
Sergio Garcia-Rodriguez	41	Vice President, Legal, General Counsel and Assistant Secretary
Robert L. Kirkman, M.D	54	Vice President, Business Development and Corporate Communications
Corine K. Klingbeil, Ph.D	48	Vice President, Preclinical Development
Richard Murray, Ph.D	44	Vice President, Research
Lyn D. Olson, Ph.D	51	Vice President, Quality and Compliance
Jaisim Shah	42	Vice President, Marketing

     Steven E. Benner, M.D., M.H.S., has served as the Company’s Senior Vice President and Chief Medical Officer since November 2002. Dr. Benner joined the Company from the Pharmaceutical Research Institute of Bristol-Myers Squibb, having started there in 1995 as Associate Director, Clinical Oncology. He later served as Director and Group Director, Clinical Oncology before being named Executive Director, Clinical Oncology, in 1999. He was named Vice President, Licensing and Alliances in the Worldwide Medicines Group at Bristol-Myers Squibb in 2000, and assumed responsibilities as Global Development Champion and Vice President for Garenoxacin in 2002. He previously was Associate Professor of Medicine in the Division of Hematology/Oncology at The University of North Carolina at Chapel Hill, and was Assistant Professor of Medicine in the Department of Thoracic/Head and Neck Medical Oncology at the University of Texas M.D. Anderson Cancer Center. He holds an M.H.S. degree in Clinical Epidemiology from The Johns Hopkins School of Hygiene and Public Health. He earned an M.D. degree from the University of Missouri-Columbia School of Medicine.

     Douglas O. Ebersole has served as the Company’s Senior Vice President, Legal and Corporate Development since December 2002 and as Senior Vice President, Legal and Licensing from April 1999 until December 2002. Mr. Ebersole has served as the Company’s Secretary since July 1992. In addition, Mr. Ebersole served as the Company’s acting Chief Executive Officer from May 2002 until November 2002. Mr. Ebersole has also served in various other senior executive roles with the Company since July 1992. Prior to joining the Company, he served first as Associate General Counsel and later as General Counsel at NeXT Computer, Inc. Prior to joining NeXT in 1989, he was a partner in the corporate department of the law firm Ware & Freidenrich. Mr. Ebersole received his J.D. from Stanford Law School.

     Brett L. Schmidli has served as the Company’s Senior Vice President, Technical Operations since February 2002. Mr. Schmidli served as Director of Manufacturing Strategy at Eli Lilly & Company from 2000 to 2002 and was Chief Operating Officer and Director of Commercial Development – New Antidepressants there from 1998 to 2000. He served as a Director of Manufacturing and Product Development and a Director of Marketing within the Neuroscience Business Unit at Lilly from 1995 to 1998, and Director of Bioproducts Purification Development

and Technical Services from 1992 to 1995. Mr. Schmidli previously was associated with Genetics Institute, Inc., serving in a number of management positions from 1982 to 1987 and as a senior consultant from 1987 to 1989. He received a bachelor’s degree in Chemical Engineering from the Rose-Hulman Institute of Technology and an MBA from Indiana University.

     Mark P. Backer, Ph.D., has served as the Company’s Vice President, Technical Development since June 2001. Dr. Backer served as Senior Director, Process Development with Aviron from December 1997 through May 2001, where his responsibilities included clinical manufacturing. Dr. Backer also served as Director, Development with Coulter Pharmaceuticals, Inc. from 1996 through 1997, as Director, Development with Systemix from 1992 through 1995 and as Director, Manufacturing with IDEC Pharmaceuticals from 1989 through 1991. Dr. Backer received a Ph.D. in Chemical Engineering from the University of Washington. Dr. Backer is a Member of the Parenteral Drug Association and the American Institute of Chemical Engineers.

     William R. Benjamin, Ph.D., has served as the Company’s Vice President, Research and Clinical Technologies since April 2003. From February 2003 until April 2003, Dr. Benjamin served as the Company’s Vice President, Research Technologies. Dr. Benjamin served as the Company’s Vice President, Research Operations from April 2002 until February 2003 and as Vice President, Research Operations and Drug Discovery from August 2001 until April 2002. From July 1997 until August 2001, Dr. Benjamin served as the Company’s Vice President, Drug Discovery. Prior to joining the Company, from November 1982 to June 1997, Dr. Benjamin was an employee of Roche, most recently serving as Vice President of Inflammation and Autoimmune Diseases. At Roche, Dr. Benjamin was responsible for leading the drug discovery activities of a multidisciplinary research department in the areas of inflammatory and immune-based diseases. From January 1981 to November 1982, Dr. Benjamin was a postdoctoral fellow at the National Institute of Dental Research at the National Institutes of Health. Dr. Benjamin received his Ph.D. from the University of South Florida, College of Medicine.

     Patrick M. Caldwell has served as the Company’s Vice President, Finance and Controller since April 2002. He joined the Company in 1992 as Manager, Accounting. He was named Assistant Controller in 1997 and served as Controller from 1999 to 2002. Mr. Caldwell previously served as Controller for Meta-Software, Inc. from 1988 to 1992. He received his bachelor’s degree in Finance from San Jose State University.

     Frances G. Charlson has served as the Company’s Vice President, Human Resources since April 2000. In addition, Ms. Charlson has served in increasing positions of responsibility in the Company’s Human Resources Department since joining the Company in October 1992. Prior to joining the Company, she worked at ALZA Corporation for six years in Human Resources and subsequently, she worked in Human Resources at Scios Inc. Ms Charlson is a Certified Compensation Professional from WorldatWork (formerly the American Compensation Association). Ms. Charlson received her B.S. in Public Relations from San Jose State University.

     Barbara K. Finck, M.D., has served as the Company’s Vice President, Clinical Development since April 2003. Dr. Finck served as Vice President, Clinical Development of Eos Biotechnology, Inc. from July 2001 until April 2003, when she commenced employment with the Company following the acquisition of Eos by the Company. Prior to Eos, from July 1996 until July 2001, Dr. Finck was the Medical Director at Immunex Corporation, where she was responsible for clinical development of the biopharmaceutical product Enbrelt for rheumatoid arthritis in adults and children. From October 1994 until July 1996, Dr. Finck served as the Clinical Program Manager and Medical Monitor at ALZA Corporation. From June 1992 until October 1994, Dr. Finck was an Assistant Professor of Medicine at the University of California, San Francisco (UCSF). She earned an M.D. degree from UCSF and is board certified in internal medicine and rheumatology.

     Sergio Garcia-Rodriguez has served as the Company’s Vice President, Legal, General Counsel and Assistant Secretary since August 2001. From July 2000 until August 2001, Mr. Garcia-Rodriguez served as the Company’s Associate General Counsel. Prior to joining the Company, he served as International Counsel at DaimlerChrysler AG from 1996 to 2000 and previously was a partner in the law firm of Heller, Ehrman, White & McAuliffe. Mr. Garcia-Rodriguez received his J.D. degree from the University of California, Berkeley (Boalt Hall).

     Robert L. Kirkman, M.D., has served as the Company’s Vice President, Business Development and Corporate Communications since July 1998. Prior to joining the Company, Dr. Kirkman served as the Chief of the Division of Transplantation at Brigham and Women’s Hospital from 1992 to 1998. Dr. Kirkman was appointed to the position of Associate Professor of Surgery at Harvard Medical School from 1987 to 1998 and served as an Associate in

Surgery at Massachusetts General Hospital from 1995 to 1998. Dr. Kirkman holds an M.D. from Harvard Medical School and received his post-graduate training at Peter Bent Brigham Hospital and Brigham and Women’s Hospital.

     Corine K. Klingbeil, Ph.D., has served as the Company’s Vice President, Preclinical Development since April 2000. Prior to that time, Dr. Klingbeil served as the Company’s Senior Director, Preclinical Development from March 1995 to April 2000, and as Director, Preclinical Development from January 1993 until March 1995. From 1986 until 1993, Dr. Klingbeil served as the department head and later Director, Preclinical Sciences and Development at Scios. After receiving her Ph.D. at the University of California at Santa Barbara, Dr. Klingbeil was a postdoctoral fellow in the Department of Physiology at the University of California School of Medicine at San Francisco from 1983 to 1986.

     Richard Murray, Ph.D., has served as the Company’s Vice President, Research since April 2003. Prior to joining the Company, Dr. Murray served as Vice President of Research at Eos Biotechnology, where he was also a co-founder of the company. He served in that role at Eos from February 1998 to April 2003, and was responsible for the discovery and transition of antibody-based therapeutic candidates from research to development. Prior to Eos, Dr. Murray was a staff scientist, then senior staff scientist at DNAX Research Institute. Dr. Murray received his Ph.D. from the University of North Carolina in Chapel Hill, with his work in the area of immuno-genetics.

     Lyn D. Olson, Ph.D., has served as the Company’s Vice President, Quality and Compliance since April 2001. Prior to that time, Dr. Olson served as Vice President, Quality Operations and Compliance at Mutual Pharmaceutical Company, Inc. From 1998 to 2000, Dr. Olson served as Senior Director, U.S. Quality Operations at Centocor, Inc. Dr. Olson directed Quality Operations for Boehringer Mannheim-Therapeutics from 1995 to 1998, and served as a Senior Research Scientist/Regulatory for the FDA’s Center for Biologics Evaluation and Research from 1987 to 1995. Dr. Olson holds a Ph.D. in microbial metabolism and physiology from the University of Maryland, an M.S. degree in molecular genetics from The Ohio State University and is Regulatory Affairs certified.

     Jaisim Shah has served as the Company’s Vice President, Marketing since August 2000. From July 1997 until July 2000, Mr. Shah served in various marketing management positions at Bristol Myers Squibb, most recently as Vice President, Marketing, for U.S. Pharmaceutical Group, Infectious Diseases and Vice President of Global Marketing. Prior to that time, from May 1991 until September 1993, he served as Product Director for biotech oncology products for the U.S. market for Roche Laboratories, a subsidiary of Roche. From October 1993 until July 1997, he served as Global Business Leader for oncology and virology for F. Hoffmann-La Roche Ltd, based in Basel, Switzerland. He received his M.A. in International Economics from the University of Akron and an M.B.A. in Marketing from Oklahoma University.

Compensation of Executive Officers

     The following table sets forth information concerning the compensation of the Named Executive Officers, whose salary and bonus exceeded $100,000 for the fiscal year ended December 31, 2002, during the fiscal years ended December 31, 2002, 2001, and 2000:

SUMMARY COMPENSATION TABLE

		Annual Compensation (1)				Long-Term Compensation Awards

				Other Annual Compensation ($)
Name and Principal Position	Year	Salary ($)	Bonus ($)			Securities Underlying Options (#)		All Other Compensation ($)(2)

Mark McDade (3)	2002	62,601	100,000	—		900,000		—
Chief Executive Officer	2001	—	—	—		—		—
	2000	—	—	—		—		—
Laurence Jay Korn	2002	512,075	—	—		300,000		2,000
Former Chief Executive Officer	2001	486,262	—	—		500,000		2,000
and Chairman of the Board (4)	2000	444,463	—	—		500,000		2,000
Douglas O. Ebersole	2002	408,553	—	—		205,000		2,000
Senior Vice President, Legal	2001	341,156	—	—		62,000		2,000
and Corporate Development;	2000	313,993	50,000	—		124,000		2,000
former acting Chief Executive
Officer (5)
Robert L. Kirkman	2002	318,409	—	42,272	(6)	32,500		2,000
Vice President, Business	2001	301,408	—	2,272	(7)	50,000		2,000
Development and Corporate	2000	285,096	—	2,272	(7)	32,000		1,668
Communications
Cary L. Queen	2002	277,338	—	—		50,000	(8)	—
Senior Vice President	2001	269,765	—	—		100,000		—
	2000	316,262	—	—		100,000		—
Brett L. Schmidli	2002	246,709	132,786	15,772	(9)	162,500		—
Senior Vice President, Technical	2001	—	—	—		—		—
Operations	2000	—	—	—		—		—
Jaisim Shah	2002	247,690	—	3,110 (10)		77,500		2,000
Vice President, Marketing	2001	232,159	—	5,110 (11)		—		2,000
	2000	94,815	40,000	10,793 (12)		160,000		1,875

(1)	Compensation deferred at the election of the executive officer under the Company’s 401(k) Plan is included in the year earned. Includes life insurance premiums paid by the Company.
(2)	Reflects Company matching 401(k) contributions.
(3)	Mr. McDade joined the Company as Chief Executive Officer in November 2002.
(4)	Dr. Korn resigned as Chief Executive Officer in April 2002 but continues to serve as an executive officer of the Company in his capacity as Chairman of the Board.
(5)	Mr. Ebersole served as the Company’s acting Chief Executive Officer after Dr. Korn’s resignation in April 2002 until the commencement of Mr. McDade’s employment as the Company’s Chief Executive Officer in November 2002.

(6)	Represents forgiveness of a portion of the principal and interest under a relocation and housing loan to Dr. Kirkman provided in connection with his joining the Company in 1998, as provided in the promissory note that was entered into at the time the loan was made.

(7)	Represents forgiveness of a portion of the interest from a relocation and housing loan to Dr. Kirkman provided in connection with his joining the Company in 1998, as provided in the promissory note that was entered into at the time the loan was made.

(8)	In 2002, Dr. Queen was granted two options by the Company, one to purchase 20,000 shares of Company Common Stock and one to purchase 30,000 shares of Company Common Stock. The option to purchase 20,000 shares was subject to the Company’s standard vesting arrangement, with the option vesting over a four-year period at the rate of 1/4 one year after the date specified at the time of grant (typically the hire date or an anniversary of the hire date) and 1/48 per month thereafter for each full month of the optionee’s continuous employment with the Company. The option to purchase 30,000 shares was subject to monthly vesting in equal increments over a one-year period and ceased to vest upon termination of Dr. Queen’s service to the Company as interim head of the Company’s Clinical, Preclinical and Regulatory Departments in November 2002, at which time 17,500 shares subject to the option were vested. The remaining 12,500 shares have been cancelled.

(9)	Compensation due to payment by the Company of certain of Mr. Schmidli’s moving expenses paid in connection with Mr. Schmidli joining the Company in 2002.
(10)	Represents forgiveness of a portion of the interest from a relocation and housing loan to Mr. Shah provided in connection with his joining the Company in 2000, as provided in the promissory note that was entered into at the time the loan was made.

(11)	Represents forgiveness of $3,110 of the interest from a relocation and housing loan to Mr. Shah and payment of $2,000 of moving expenses provided in connection with Mr. Shah joining the Company in 2000, as provided in the promissory note that was entered into at the time the loan was made.

(12)	Compensation due to payment by the Company of certain of Mr. Shah’s moving expenses paid in connection with Mr. Shah joining the Company in 2000.

Stock Options Granted in Fiscal 2002

     The following table provides the specified information concerning grants of options to purchase the Company’s Common Stock made during the fiscal year ended December 31, 2002 to the Named Executive Officers:

OPTION GRANTS IN THE LAST FISCAL YEAR

	Individual Grants
						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
	Number of Securities Underlying Options Granted (#)(1)(2)		% of Total Options Granted to Employees in Fiscal Year (%)	Exercise or Base Price ($/Sh)(3)	Expiration Date

Name						5% ($)	10% ($)

Mark McDade	900,000	(5)	26.27	8.30	10/24/12	4,697,843	11,905,256
Laurence Jay Korn	300,000		8.76	18.90	4/24/12	3,565,833	9,036,520
Douglas O. Ebersole	35,000		1.02	18.90	4/24/12	416,014	1,054,261
	120,000	(6)	3.50	18.21	4/25/12	1,374,261	3,482,646
	50,000	(7)	1.46	8.30	10/24/12	260,991	661,403
Robert L. Kirkman	25,000.73			18.90	4/24/12	297,153	753,043
	7,500.22			8.5	10/1/12	40,328	102,199
Cary L. Queen	20,000.58			18.90	4/24/12	237,722	602,435
	30,000	(8)	.88	12.45	8/13/12	234,892	595,263
Brett L. Schmidli	150,000	(9)	4.38	22.06	2/11/12	2,081,012	5,273,694
	12,500.36			8.55	10/1/12	67,213	170,331
Jaisim Shah	30,000.88			18.90	4/24/12	356,583	903,652
	40,000	(10)	1.17	12.29	7/18/12	309,165	783,484
	7,500.22			8.55	10/1/12	40,328	102,199

(1)	Unless otherwise indicated by footnote, options granted vest over a four-year period at the rate of 1/4 one year after the date specified at the time of grant (typically the hire date or an anniversary of the hire date) and 1/48 per month thereafter for each full month of the optionee’s continuous employment with the Company. Only vested shares are exercisable. All outstanding options held by employees have terms of ten years.

(2)	Under the 1991 and 1999 Stock Option Plans, the Board retains some discretion to modify the terms of outstanding options; see “Change of Control Arrangements, Termination of Employment Arrangements.”
(3)	All options granted to employees were granted at market value on the date of grant.
(4)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission’s rules. Actual gains, if any, on option exercises are dependent on the future performance of the Company’s Common Stock, overall market conditions and the optionholder’s continued employment through the vesting period. Any amounts reflected in this table may not necessarily be achieved. As an illustration of the effects such assumed appreciation would have on a stockholder’s investment, one share of stock purchased at $8.50 on December 31, 2002 (closing price on that date) would yield profits of $5.35 per share at 5% appreciation per year over ten years or $13.55 per share at 10% appreciation per year over the same period. The “potential realizable values” in this table are calculated using the exercise price of the stock options and assuming 5% or 10% appreciation per year from that price over the ten-year term of the options granted.

(5)	This option vests according to the Company’s standard four-year vesting schedule as described in footnote 1 above. However, if Mr. McDade’s employment is terminated by the Company without Cause, as such term is defined in the Company’s Executive Retention and Severance Plan (ERSP), prior to the end of the first year of Mr. McDade’s employment with the Company, one-fourth of the option grant (i.e., options to purchase

225,000 shares) will accelerate and become immediately exercisable as of the date of termination. The foregoing acceleration provision is supplemented by other acceleration provisions under the ERSP; see “Change of Control Arrangements, Termination of Employment Arrangements.”

(6)	This option was subject to monthly vesting in equal increments over a one-year period but ceased to vest upon termination of Mr. Ebersole’s service to the Company as acting Chief Executive Officer in November 2002, per the terms of the option grant, at which time 70,000 shares subject to the option were vested. Notwithstanding the foregoing, the option will become fully vested and immediately exercisable if, within six months after Mr. McDade’s acceptance of employment as the Company’s Chief Executive Officer, Mr. Ebersole is either (i) terminated without Cause, or (ii) resigns for Good Reason, each as defined in the Stock Option Agreement evidencing the option grant. The option is exercisable for the twelve (12) month period following termination of Mr. Ebersole’s service to the Company for any reason, other than Cause. The foregoing acceleration provisions are supplemented by other acceleration provisions under the ERSP; see “Change of Control Arrangements, Termination of Employment Arrangements.”

(7)	This option vests according to the Company’s standard four-year vesting schedule as described in footnote 1 above. However, such option accelerates such that the option is fully vested and immediately exercisable if Mr. Ebersole is either (i) terminated without Cause, or (ii) resigns for Good Reason, each as defined in the Stock Option Agreement evidencing the option grant. The option is exercisable for the twelve (12) month period following termination of Mr. Ebersole’s service to the Company for any reason, other than Cause. The foregoing acceleration provisions are supplemented by other acceleration provisions under the ERSP; see “Change of Control Arrangements, Termination of Employment Arrangements.”

(8)	This option was subject to monthly vesting in equal increments over a one-year period and ceased to vest upon termination of Dr. Queen’s service to the Company as interim head of the Company’s Clinical, Preclinical and Regulatory Departments in November 2002, at which time 17,500 shares subject to the option were vested.

(9)	This option vests according to the Company’s standard four-year vesting schedule as described in footnote 1 above. However, if Mr. Schmidli’s employment had been involuntarily terminated by the Company without Cause other than a Termination After a Change in Control (each as defined in the Stock Option Agreement evidencing the option grant) prior to February 21, 2002, then the vesting of one-fourth of the options granted to him by the Company in connection with his acceptance of employment (i.e., options to purchase 37,500 shares) would have been accelerated as of the date of such termination.

(10)	This option vests monthly in equal increments from August 1, 2002 through July 31, 2003.

Option Exercises and Fiscal 2002 Year End Values

     The following table provides the specified information concerning exercises of options to purchase the Company’s Common Stock in the fiscal year ended December 31, 2002, and unexercised options held as of December 31, 2002, by the Named Executive Officers:

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END VALUES

	Shares Acquired on Exercise (#)		Number of Securities Underlying Unexercised Options at 12/31/02 (#)		Value of Unexercised In-the-Money Options at 12/31/02 ($)(1)
		Value Realized ($)
Name			Unexercisable	Exercisable	Unexercisable	Exercisable

Mark McDade	0	0	900,000	0	180,000	0
Laurence Jay Korn	0	0	704,168	1,702,232	35,419	3,418,380
Douglas O. Ebersole	0	0	320,337	234,339	86,857	142,727
Robert L. Kirkman	0	0	77,459	87,041	0	164,062
Cary L. Queen	100,000	2,762,000	131,462	521,038	53,129	2,778,170
Brett L. Schmidli	0	0	162,500	0	0	0
Jaisim Shah	0	0	127,501	109,999	0	0

(1)	Based on a market value of $8.50 per share, which was the closing price of the Company’s Common Stock as reported on the Nasdaq National Market on December 31, 2002.

Equity Compensation Plan Information

     The following table provides information as of December 31, 2002 concerning the Company’s equity compensation plans:

	(a)	(b)	(c)

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity Compensation Plans
Approved by Stockholders	7,469,175	$12.38	6,974,881 (1)
Equity Compensation Plans Not
Approved by Stockholders (2) . .	4,668,767	$24.24	2,562,485
Total	12,137,942	$16.94	9,537,366

(1)	Includes 1,183,361 shares available for future issuance under the Company’s 1993 Employee Stock Purchase Plan.
(2)	See footnote 6 to the Financial Statements in the Company’s Annual Report on Form 10-K for a description of the Company’s 1999 Nonstatutory Stock Option Plan.

Compensation of Directors

     As of December 31, 2002, each director who is not an employee of the Company (an “Outside Director”) was authorized to receive cash compensation in the amount of $3,000 each fiscal quarter, and an additional $6,000 per year for each committee membership, or such other amount as the Board may approve, and may be reimbursed for expenses incurred in attending each Board and committee meeting. In addition, each member of the Audit and Compensation Committees was authorized to receive, for each committee on which he serves, an annual option under the Company’s 1999 Stock Option Plan to purchase 3,000 shares, vesting monthly over 12 months (subject to the optionee’s continued service on the committee), at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant.

     The Company’s 2002 Outside Directors Stock Option Plan (the “2002 Directors Plan”) provides for automatic initial grants of options to purchase 12,000 shares (the “Initial Option”) of the Company’s Common Stock to each person who first becomes an Outside Director (whether upon initial election or appointment to the Board or upon ceasing to be an employee while remaining or simultaneously becoming a director) and automatic annual grants to each Outside Director of options to purchase 12,000 shares (the “Annual Option”) of the Company’s Common Stock. Options under the 2002 Directors Plan are granted at the fair market value of the Company’s Common Stock on the date of grant and vest monthly over 12 months, as long as the optionee continues to be a director. Vesting of options granted under the 2002 Directors Plan will not overlap with vesting of options previously granted by the Company to the Outside Directors. As such, an Outside Director who holds one or more options previously granted to him or her by the Company at the time he or she was an employee of the Company (“Prior Employee Options”) that will continue to vest based upon the director’s continued service to the Company as an Outside Director, will be granted an Initial Option only upon the date that such Prior Employee Options cease to vest. Such directors receive an Annual Option on the date of the annual meeting immediately following the date on which they received an Initial Option. Additionally, all Annual Options are subject to downward adjustment to insure that vesting of the Annual Options does not overlap with the vesting of any options previously granted by the Company to the Outside Directors.

     Under the terms of the 2002 Directors Plan, in the event that (i) any person, entity or group becomes the beneficial owner of 40% or more of either the then outstanding Common Stock or the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or (ii) the Company is party to a merger or consolidation which results in the holders of the voting securities of the Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than 50% of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger or consolidation; or (iii) the sale or disposition of all or substantially all of the Company’s assets or consummation of any transaction having similar effect (other than a sale or disposition to one or more subsidiaries of the Company), then options outstanding under the 2002 Directors Plan will become immediately exercisable and vested in full. The surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume the Company’s rights and obligations under the outstanding options or substitute substantially equivalent options for such corporation’s stock. Options that are not assumed, replaced or exercised will terminate.

Change of Control Arrangements, Termination of Employment Arrangements

     Stock Option Plans

     In the event of a sale of voting securities by the Company’s stockholders, a merger or consolidation to which the Company is a party, sale of all or substantially all of the Company’s assets, or liquidation or dissolution of the Company, following any of which the stockholders do not retain more than 50% of the total combined voting power of the stock of the Company or the acquiring corporation, the vesting of options held by full-time employees under the Company’s 1991 Stock Option Plan, its 1999 Stock Option Plan and its 1999 Nonstatutory Stock Option Plan will be accelerated by 25% of the total number of shares subject to such options if either (a) the acquiring corporation fails to assume the outstanding option or to substitute a substantially equivalent option for the acquiring corporation’s stock, or (b) within one year following such transaction the option holder’s employment is either terminated without cause or is constructively terminated.

     Executive Retention and Severance Plan

     The Company maintains the Executive Retention and Severance Plan (the “ERSP”) which provides certain severance and other benefits in connection with a Change in Control (as defined below) to officers and key employees of the Company designated by the Board or the Compensation Committee. At present, the ERSP covers all executive officers of the Company. The ERSP may not be terminated or amended in any way without a supplemental written agreement between any affected participants and the Company.

     Under the ERSP, a Change in Control means the occurrence of any of the following: (i) any person, entity or group becomes the beneficial owner of 40% or more of either the then outstanding Common Stock or the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or (ii) the Company is party to a merger or consolidation which results in the holders of the voting securities of the Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than 50% of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger or consolidation; or (iii) the sale or disposition of all or substantially all of the Company’s assets or consummation of any transaction having similar effect (other than a sale or disposition to one or more subsidiaries of the Company); or (iv) a change in the composition of the Board within any consecutive two-year period as a result of which fewer than a majority of the directors are Incumbent Directors (as defined in the ERSP).

     Upon a Change in Control, the ERSP provides for certain acceleration of the vesting of issued and outstanding stock options and shares of restricted stock held by participants. The extent of such vesting acceleration depends on a participant’s position with the Company and, with respect to a participant’s outstanding Company stock options, whether the Acquiring Corporation (as defined in the ERSP) assumes such options. Upon any Change in Control, the vesting of options and restricted stock held by the Company’s Chief Executive Officer will be accelerated in full, while the vesting of options and restricted stock held by any other participant who is a member of the Company’s Management Team, formerly the Executive Committee, (which currently consists of Dr. Benjamin, Dr. Benner, Ms. Charlson, Mr. Ebersole, Dr. Kirkman, Dr. Murray, Dr. Queen, Mr. Schmidli and Mr. Shah) will be accelerated to the extent of 50% of the number of shares subject to each future vesting installment called for under the applicable option or restricted stock agreement. If the Acquiring Corporation does not assume a participant’s then outstanding Company stock options and if it would provide the participant with a greater benefit than that described in the preceding sentence, a participant with less than two years of employment with the Company will be credited with an additional two years of employment for option vesting purposes, and a participant with two or more years of employment with the Company will become vested in full under his or her outstanding options.

     If, during the applicable “Change in Control Period” (as described below), a participant’s employment is terminated by the Company other than for Cause (as defined in the ERSP) or by the participant for Good Reason (as defined in the ERSP), or, in the case of a participant who is the Chief Executive Officer, the participant resigns for any reason or no reason (any such terminations of employment being referred to as a “Termination upon a Change in Control”), then, provided that the participant executes a prescribed release of claims against the Company, the participant will be entitled to certain payments and benefits described below, in addition to all compensation and benefits earned by the participant through the date of the participant’s termination of employment. The applicable “Change in Control Period” commences on the consummation of a Change in Control and ends on the third anniversary thereof in the case of the Chief Executive Officer, the second anniversary thereof in the case of an officer other than the Chief Executive Officer, or on the first anniversary thereof in the case of all other ERSP participants.

     On a Termination upon a Change in Control, an ERSP participant will receive a lump sum cash severance payment in an amount equal to the product of (A) the sum of (x) the participant’s annual base salary immediately prior to termination or, if higher, immediately prior to the Change in Control, plus (y) the greatest of (1) the aggregate of all bonuses earned by the participant for the fiscal year immediately preceding the fiscal year of the Change in Control, (2) the aggregate of all bonuses earned by the participant for the fiscal year immediately preceding the fiscal year of the participant’s Termination Upon a Change in Control, or (3) the aggregate of all annual bonuses that would be earned by the participant at the targeted annual rate (assuming attainment of 100% of all applicable performance goals) for the fiscal year of the participant’s Termination Upon a Change in Control; multiplied by (B) the number of years in the applicable benefit period (as described below) applicable to the participant. The applicable benefit period is three years in the case of the Chief Executive Officer, two years in the case of a member of the Company’s Executive Committee (other than the Chief Executive Officer), and one year in the case of all other participants.

     Following a participant’s Termination upon Change in Control, the ERSP also provides for full acceleration of the vesting of the participant’s outstanding Company stock options and shares of restricted stock, and the extension of such options’ exercise periods to a date six months following the participant’s termination of employment. The Company will provide the participant with continued health and other group insurance benefits for the participant’s benefit period after the participant’s Termination upon Change in Control. The participant will also be indemnified by the Company to the fullest extent permitted under applicable law and will be provided with directors’ and officers’ liability insurance (if applicable), each as set forth in the ERSP. In addition, if any payment or benefit received or to be received by any participant pursuant to the ERSP or otherwise (“Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Company will pay the participant an additional lump sum cash payment (the “Gross-Up Payment”), as set forth in more detail in the ERSP, to compensate for such tax. Notwithstanding the foregoing, the Company will not make the Gross-Up Payment to a participant if the Payments do not exceed the greatest amount of Payments that could be paid to the participant without giving rise to such excise tax by more than the lesser of $100,000 or five percent of the Payments; in such event, the aggregate Payments will be reduced to an amount which will not result in such excise tax liability.

     The ERSP provides that all participants will continue to abide by the terms of the confidentiality and/or proprietary rights agreement between the participant and the Company. In addition, following a participant’s Termination upon a Change in Control, for a period of years equal to a participant’s benefit period, the participant may not solicit or offer employment to any of the Company’s employees.

     The acceleration of vesting provisions provided under the ERSP and described above are supplemented by other acceleration provisions applicable to some options held by certain of the Named Executive Officers. See footnotes 5,6,7 and 9 of the “OPTION GRANTS IN THE LAST FISCAL YEAR” table and the discussion of Dr. Korn’s Special Compensation and Continued Employment Agreement under “Other Termination of Employment Arrangements” for information concerning such additional acceleration provisions.

     Other Termination of Employment Arrangements

     Pursuant to an offer letter dated January 21, 2002 by and between the Company and Brett Schmidli, in the event that Mr. Schmidli’s employment had been involuntarily terminated by the Company without Cause, other than a “Termination After a Change in Control” (each as defined in the Stock Option Agreement evidencing the option grant), prior to the end of his first year of employment, then the vesting of one-fourth of the options granted to him by the Company in connection with his acceptance of employment (i.e., options to purchase 37,500 shares) would have been accelerated as of the date of such termination.

     In connection with Dr. Laurence Korn’s resignation as Chief Executive Officer (“CEO”) of the Company in April 2002 (the “Resignation”), the Company entered into a Special Compensation and Continued Employment Agreement (the “Continued Employment Agreement”) with Dr. Korn pursuant to which Dr. Korn remained Chairman of the Board and responsible for certain other duties described in the Continued Employment Agreement. During the remainder of Dr. Korn’s employment, Dr. Korn will be entitled to receive the same salary, benefits and vesting of stock options as before the Resignation, provided that, after April 30, 2004, his salary will be subject to re-negotiation. Dr. Korn will also be entitled to continued administrative support. In the event of an Involuntary Termination (as such term is defined in the Continued Employment Agreement) of Dr. Korn’s employment with the Company, Dr. Korn is entitled, upon execution of a general release in a form reasonably satisfactory to the Company, to certain benefits for the Specified Period (as defined below). If the Involuntary Termination occurs less than one year after the Resignation, the Specified Period is two years. If the Involuntary Termination occurs more than one year after the date of the Resignation, the Specified Period is one year. The benefits to which Dr. Korn will be entitled, for the Specified Period only, in the event of an Involuntary Termination include: salary at the same rate as immediately prior to the date of the Involuntary Termination, accelerated vesting of unvested options that would have become vested during the Specified Period and continuation of the benefits to which he was entitled prior to the Involuntary Termination (as further described in the Continued Employment Agreement).

     On April 25, 2002, the Company entered into a Stock Option Agreement with Mr. Ebersole in connection with his election by the Board as CEO on an interim basis. Pursuant to the terms of the Agreement, Mr. Ebersole was granted a stock option to purchase 120,000 shares of Company Common Stock pursuant to the 1999 Stock Option Plan. Such option was subject to monthly vesting over a one-year period, subject to Mr. Ebersole’s continuous Service to the Company as CEO. The option ceased to vest after seven (7) months, when Mark McDade became the CEO in November 2002. However, under the Stock Option Agreement, the option will become fully vested and exercisable if, within six (6) months of Mr. McDade’s employment with the Company, Mr. Ebersole is either (i) terminated without Cause, or (ii) resigns for Good Reason, each as defined in the Stock Option Agreement evidencing the option grant. The option is exercisable for the twelve (12) month period following termination of Service for any reason, other than Cause. The foregoing capitalized terms are defined in the Stock Option Agreement evidencing the grant of the option to Mr. Ebersole.

     On October 24, 2002, the Company entered into an additional Stock Option Agreement with Mr. Ebersole in connection with Mr. McDade accepting employment with the Company as CEO. Pursuant to the terms of the Agreement, Mr. Ebersole was granted an additional option to purchase 50,000 shares of Company Common Stock, pursuant to the 1999 Stock Option Plan. These options vest according to the Company’s standard four-year vesting schedule pursuant to which one quarter of the shares underlying such options vest one year from the date of grant, and the remainder of such options shall vest one forty-eighth per month thereafter. In addition, such options will accelerate such that the option is fully vested and immediately exercisable if Mr. Ebersole is either (i) terminated without Cause, or (ii) resigns for Good Reason, each as defined in the Stock Option Agreement evidencing the option grant. The option is exercisable for the twelve (12) month period following termination of Service for any reason, other than Cause. The foregoing capitalized terms are defined in the Stock Option Agreement evidencing the grant of the option to Mr. Ebersole.

     Pursuant to the terms of that certain offer letter (the “Offer Letter”), by and between Mr. McDade and the Company, dated October 24, 2002, Mr. McDade was offered employment with the Company in the position of CEO. Pursuant to the terms of the Offer Letter, in the event that Mr. McDade’s employment is terminated by the Company without Cause (as defined in the ERSP), and upon his execution and delivery to the Company of a general release in a form reasonably satisfactory to the Company, Mr. McDade will be entitled to (x) salary and bonus continuation at the same level as the most recently awarded bonus or at the maximum bonus rate if such termination occurs prior to his first bonus, but excluding other employment benefits, for one year from the date of such termination, or until Mr. McDade accepts a full time position with another company, whichever occurs first, less standard withholdings and deductions; and (y) if such termination occurs prior to the end of Mr. McDade’s first year of employment, then the vesting of one-fourth of the options granted to him in connection with his acceptance of the position of CEO of the Company (i.e., options to purchase 225,000 shares) will be accelerated as of the date of such termination.

Certain Relationships And Related Transactions

     On January 25, 2002 (the “Closing Date”), the Company sold the assets (the “Assets”) of its small molecule group to Signature BioScience, Inc. (“Signature”), a privately-held company of which Mark McDade was Chief Executive Officer at the time of the transaction and of which he served as director and later as Chairman of the Board, until his resignation from the Signature Board of Directors in April 2003. As consideration for the Assets, Signature issued an aggregate of 673,653 shares of its Series E Preferred Stock (the “Shares”), which we valued at $1.6 million at the time of the transaction. Signature issued the Shares to the Company in two installments with one installment of 523,952 Shares on the Closing Date (of which 74,850 Shares were transferred to the Company’s financial advisor, CIBC World Markets, as consideration for its services in connection with the transaction) and another installment of 149,701 Shares issued one year after the Closing Date. The value of the Shares is uncertain because there is no public market for such Shares. As of December 31, 2002, we estimated that the value of our shares had declined to $150,000 and that an impairment of our investment had occurred. Accordingly, we recorded an impairment charge of $1.4 million in December 2002, based on the difference between the estimated value as determined by our management and our original cost basis in the shares of approximately $1.6 million. If we deem the Shares further impaired at the end of any future period, we may incur an additional impairment charge with respect to these shares.

     On April 4, 2003 (the “Closing Date”) the Company completed the acquisition (the “Acquisition”) of Eos Biotechnology, Inc. (“Eos”) and in connection with the Acquisition, the Company hired two former executives of Eos, Richard Murray and Barbara Finck, as the Company’s Vice President, Research and Vice President, Clinical Development, respectively. Under the terms of the merger agreement between the Company and Eos, the Company issued aggregate of approximately 4.3 million shares of its Common Stock to all Eos stockholders and in that connection issued 51,807 and 31,456 shares of the Company’s Common Stock to Dr. Murray and Dr. Finck, respectively. The closing price of the Company’s Common Stock on the Closing Date was $7.78 per share.

Indebtedness of Management

     In 2002, the Company lent an aggregate of $150,000 to Mr. Brett Schmidli for the purchase of a home in Minnesota in connection with his commencement of employment with the Company at the Company’s Plymouth, Minnesota location. The loan is evidenced by two promissory notes executed prior to July 30, 2002, one for an amount of $50,000 (the “Forgivable Loan”) and one for an amount of $100,000 (the “Repayable Loan”). Each of the Forgivable Loan and the Repayable Loan bears interest at the applicable federal rate, which refers to the minimum interest rate required to be charged on a loan to avoid the imputation of interest income under the Internal Revenue Code. The Internal Revenue Service publishes the applicable federal rate on a monthly basis.

     Pursuant to the terms of the Forgivable Loan, provided Mr. Schmidli remains a full-time continuous employee of the Company, accumulated interest will be forgiven annually on the anniversary date of the loan. In addition, provided Mr. Schmidli remains a full-time continuous employee of the Company, one-half of the principal amount will be forgiven on the second anniversary date of the loan and the remaining balance of the principal amount will be forgiven on the fourth anniversary date of the loan. The Forgivable Loan becomes immediately due and payable upon the termination of Mr. Schmidli’s continuous full-time employment with the Company. The Repayable Loan is repayable as follows: (1) on each of the first and second anniversary dates of the loan, all then-accrued and unpaid interest is due; (2) on the third anniversary date of the loan, fifty percent (50%) of the principal as well as any then-accrued and unpaid interest is due; and (3) on the forth anniversary date of the loan, the balance of all principal as well as any then-accrued and unpaid interest under the loan is due. All principal and interest accrued under the Repayable Loan becomes immediately due and payable upon the termination of Mr. Schmidli’s continuous full-time employment with the Company.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION (1)

     The Compensation Committee (the “Committee”) for 2002 was composed of two non-management directors of the Board of Directors (the “Board”). The Committee is responsible for administering the policies governing annual compensation of executive officers, and after considering the performance of the Company’s executive officers, recommending to the Board the grant of stock options to eligible executive officers under the Company’s stock option plans (the “Plans”), and recommending to the Board the annual salary component of each executive officer’s compensation. The Committee also has the authority to set the annual salary component, grant bonuses and grant stock options to executive officers under the Plans, if it so desires.

Compensation Policies

     The goals of the Company’s compensation policy are to attract, retain and reward executive officers who contribute to the overall success of the Company by offering compensation which is competitive in the industry, to motivate executives to achieve the Company’s business and scientific objectives and to align the interests of officers with the long-term interests of stockholders. The Company currently uses annual salary, stock option grants, and in certain circumstances, cash bonuses to meet these goals.

Compensation Components

     Subject to approval by the Board, salaries and stock option grants for executive officers are initially set based on negotiation with individual executive officers at the time of recruitment and taking into consideration total compensation for comparable positions among companies in the Company’s industry or in industries which employ individuals of similar education and background to the executive officer being recruited, salaries of and stock option grants to the other executive officers of the Company, the individual’s experience, reputation in his or her industry and expected contributions to the Company. Additionally, due to the high cost of living in the San Francisco Bay Area, and in order to attract and retain key personnel, the Company may in some instances pay relocation or hiring bonuses.

     Annual compensation adjustments are based on performance assessments based on the Company’s focal performance review program which includes reviews by and comments from supervisors, peers and subordinates of the Company’s executive officers. The Committee reviewed the performance of all executive officers for the year ended December 31, 2001 in early 2002. The Company’s Human Resources staff provides the Committee with the results of the performance review program, compensation surveys and other data to enable the Committee to review the reasonableness of compensation paid to executive officers of the Company and to compare the Company’s compensation package with compensation awarded by companies in the biotechnology and pharmaceutical industries.

     The size of annual salary adjustments for individual executive officers is primarily based on the Committee’s determination of the extent to which the Company has achieved its goals and an executive officer has met or exceeded individual goals, on information concerning compensation of individuals with comparable responsibilities at comparable companies in similar industries and on the compensation of other executive officers of the Company. Individual goals of executive officers are determined in consultation with management and generally relate to strategic goals within the responsibility of the executive officer, such as the identification of new research targets, the achievement of critical milestones in the Company’s development of its products and capabilities, the ability to enter into new licensing and humanization arrangements using the Company’s technology, the ability to obtain new products or additional product rights for existing products and the ability to recruit and retain qualified employees.

     The Company’s policy is that a significant component of the annual compensation of each executive officer be related to his or her individual performance and the performance of the Company. With limited exceptions, the Company historically did not award annual cash bonuses tied to such performance, other than in some extraordinary circumstances, such as the bonus awarded to Mr. Ebersole described in more detail below. Instead, the Company has relied on stock option grants and stock ownership as the primary performance incentive for executive officers.

     The Committee believes that employee equity ownership is highly motivating, provides a major incentive to employees in building stockholder value and serves to align the interest of employees with stockholders. The

Company uses a merit-based stock option compensation program for all employees of the Company pursuant to which the Committee recommends stock option grants to executive officers annually.

     During 2002, in accordance with the Company’s program initiated in 1998 to consider stock option grants each year (the “Annual Regrants”), the Committee considered and approved the stock option grants to some of the eligible officers of the Company. All stock options granted by the Committee had an exercise price equal to the closing price of the Company’s Common Stock as quoted on the Nasdaq National Market on the date of grant. As a result, these stock options will provide value to the executive officer only when the price of the Company’s Common Stock increases over the exercise price.

     The Company’s stock price has fluctuated considerably in the last few years, which has resulted in a substantial number of outstanding employee stock options having exercise prices significantly greater than the range of market prices that have prevailed more recently for the Company’s stock. Accordingly, in August 2002, the Committee approved accelerating, in part, the dates on which Annual Regrants for 2003 were granted so that there would not be a significant period of time during which many employees would lack an effective equity-based incentive. The Committee approved granting approximately 25% of such options on each of October 1, 2002, January 2, 2003, April 1, 2003 and July 1, 2003 (the “Accelerated Regrants”). The Accelerated Regrants were made pursuant to the Board of Directors’ determination that it was in the best interests of the Company to grant employees options priced at current market levels and to thereby maintain incentive for existing employees. Most officers were granted Accelerated Regrants, with the exception of Mr. Ebersole, Dr. Queen and Dr. Korn, for whom it was difficult to determine appropriate grants due to the fact that their positions in the Company in 2003 could not be determined, and Mr. McDade and Dr. Benner who had not commenced employment with the Company until after the initial grant of the Accelerated Regrants in October 2002.

     In addition, in July 2002, the Committee approved the grant of retention options (the “Retention Options”) to certain key employees whose existing option exercise prices were set at prices significantly higher than the trading price of the Company’s stock for the eight-month period preceding the grant of the Retention Options. The employees granted the Retention Options included three officers: Mark Backer, Vice President, Technical Development, Sergio Garcia-Rodriguez, Vice President, Legal and General Counsel and Jaisim Shah, Vice President, Marketing. The Retention Options granted to officers all vest over one year in monthly increments.

Chief Executive Officer’s Compensation

     During 2002, the Company had three different chief executive officers. Laurence J. Korn served as Chief Executive Officer until April 2002, when he resigned from that position. Douglas O. Ebersole served as Chief Executive Officer, in an acting capacity, from May 2002 until November 18, 2002, when Mark McDade commenced employment as Chief Executive Officer. Dr. Korn’s base salary and stock option grant for 2002 were approved by the Committee based upon the Committee’s subjective weighting and consideration of a number of factors, including the results of his performance review, the degree to which he met his individual goals (which related to the financial performance of the Company, based substantially on the Company’s budget for 2001, maintenance of adequate cash reserves, the Company’s ability to successfully enter into and maintain collaborative and licensing relationships with pharmaceutical and biotechnology companies, the scientific and clinical success of the Company’s research and development efforts and the recruitment and retention of qualified individuals as employees of the Company) as reviewed by the Committee, the relative compensation level of the Chief Executive Officer compared to the compensation levels of the other executive officers of the Company and the compensation paid to other chief executive officers of a selected group of biotechnology companies which the Committee believed to be representative of the industry. Dr. Korn’s 2002 salary (including his salary as Chairman of the Board, which was the same salary rate as his final salary rate as Chief Executive Officer, and including life insurance premiums paid by the Company) was $512,075, an increase from $486,262 in 2001. In addition, in accordance with the Company’s program initiated in 1998 to consider stock option grants annually, in 2002 the Committee approved a stock option grant of 300,000 shares to Dr. Korn at an exercise price equal to the closing price of the Company’s Common Stock as quoted on the Nasdaq National Market on the date of grant. This option is subject to the Company’s standard four-year vesting schedule and will continue vesting for as long as Dr. Korn is an employee or director of the Company.

     Mark McDade began employment as the Company’s Chief Executive Officer on November 18, 2002. Mr. McDade’s base salary and stock option grant in connection with his acceptance of employment with the

Company were approved by the Committee based upon the Committee’s subjective weighting and consideration of a number of factors, including, recommendations by management, the relative compensation level of the Chief Executive Officer compared to the compensation levels of the other executive officers of the Company and the compensation paid to other chief executive officers of a selected group of biotechnology companies which the Committee believed to be representative of the industry. Mr. McDade’s 2002 salary (on an annual basis) was $500,000. In addition, the Committee approved a stock option grant of 900,000 shares to Mr. McDade, at an exercise price equal to the closing price of the Company’s Common Stock as quoted on the Nasdaq National Market on the date of grant and subject to the Company’s standard four-year vesting schedule. The Committee also approved the grant to Mr. McDade of a $100,000 hiring bonus, and a $500,000 relocation bonus. Per the terms of his offer letter approved by the Committee, Mr. McDade will also be eligible to receive a performance-based bonus of up to 30% of his base salary, contingent upon achievement of goals outlined by the Board.

     Douglas O. Ebersole, assumed the role of Chief Executive Officer, in an acting capacity, after Dr. Korn’s resignation in April 2002 and before Mr. McDade’s commencement of employment in November 2002. In order to compensate Mr. Ebersole for the additional responsibilities he assumed as Chief Executive Officer, the Board of Directors approved an increase in his annual base salary rate to $440,000, from $370,000. Mr. Ebersole’s annual salary rate was adjusted back to $370,000 upon Mr. McDade’s commencement of employment. The Committee also approved a performance bonus for Mr. Ebersole in 2002 in the aggregate amount of $150,000, although the bonus was not paid until 2003. The bonus was granted to Mr. Ebersole in recognition of his exemplary performance as acting Chief Executive Officer, meeting goals set by the Board and bolstering employee morale during the transition between Dr. Korn and Mr. McDade. In addition, the Board of Directors approved the grant of two options to Mr. Ebersole. The first option was in the amount of 120,000 shares and vested 1/12 per month but ceased vesting upon Mr. McDade’s commencement of employment as Chief Executive Officer of the Company, per the terms of the option grant. The second option was in the amount of 50,000 shares and was subject to the Company’s standard four-year vesting schedule, commencing upon Mr. McDade’s acceptance of employment as the Company’s Chief Executive Officer. Both options had an exercise price equal to the closing price of the Company’s Common Stock as quoted on the Nasdaq National Market on the date of grant.

COMPENSATION COMMITTEE George M. Gould Max Link

(1)	The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

REPORT OF THE AUDIT COMMITTEE(1)

     The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2002. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.

     The Company’s management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company’s Annual Report on Form 10-K with the Company’s management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Audit Committee reviewed the Company’s audited financial statements with the independent auditors, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States, including a discussion of their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States.

     The Audit Committee discussed with Ernst & Young LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards), as amended by SAS 90 (Audit Committee Communications), which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee also received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, which relates to the accountant’s independence from the Company and its related entities, and discussed with Ernst & Young LLP their independence from the Company. The Audit Committee met with Ernst & Young LLP with and without management present, to discuss the results of their examinations, their consideration of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

     The Audit Committee acts pursuant to the Audit Committee Charter adopted by the Board of Directors, effective as of June 14, 2000. Each of the members of the Audit Committee qualifies as an “independent” director under the current Nasdaq listing standards.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE George M. Gould Max Link Jürgen Drews

(1)	The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

COMPARISON OF STOCKHOLDER RETURNS (1)

	12/31/97	3/31/98	6/30/98	9/30/98	12/31/98	3/31/99	6/30/99

PDL	100	98	60	60	58	38	55
AMEX	100	107	90	86	114	115	132
NASDAQ	100	117	120	108	141	158	173

	9/30/99	12/31/99	3/31/00	6/30/00	9/30/00	12/31/00	3/31/01

PDL	90	175	199	412	603	434	223
AMEX	156	241	308	397	474	391	290
NASDAQ	177	262	294	256	235	158	118

	6/30/01	9/30/01	12/31/01	3/31/02	6/30/02	9/30/02	12/31/02

PDL	434	236	328	171	109	83	85
AMEX	377	277	357	308	215	197	208
NASDAQ	139	96	125	119	95	76	87

(1)	The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

(2)	Annual relative change in the cumulative total return on the Company’s Common Stock with the Center for Research in Securities Prices (CRSP) Total Return Index for the Nasdaq National Market (U.S. Companies) and the American Stock Exchange Biotechnology Index (“AMEX-Biotech”). AMEX-Biotech is calculated using equal dollar weighting methodology.

(3)	Assumes that $100.00 was invested on January 1, 1998, in the Company’s Common Stock at the closing sale price for the Company’s Common Stock on December 31, 1997 and at the closing sales price for each index on that date and that all dividends were reinvested. No cash dividends have been declared on the Company’s Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Each director and each executive officer of the Company is required by Section 16(a) of the Securities Exchange Act of 1934 to report to the SEC by a specified date his or her transactions in the Company’s securities. To the best of the Company’s knowledge, all reports relating to stock ownership and such other reports required to be filed during 2002 under Section 16(a) by the Company’s directors and executive officers were timely filed, with the exception that a Form 3 was filed five business days late for Mr. Schmidli in connection with his becoming an officer of the Company in February 2002. Drs. Murray and Finck each amended one timely filed Form 4 to correct the reported number of shares acquired.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

     Proposals of stockholders intended to be included in the Company’s Proxy Statement for the next annual meeting of stockholders of the Company (i) must be received no later than January 15, 2004 by the Company at its offices at 34801 Campus Drive, Fremont, California 94555, and (ii) must satisfy the conditions established by the SEC for stockholder proposals to be included in the Company’s Proxy Statement for that meeting. Proposals of stockholders for matters to be voted on at the 2004 Annual Meeting of Stockholders that are not included in the Company’s Proxy Statement for the next annual meeting of stockholders of the Company which are received by the Company after January 15, 2004 but before April 1, 2004 will be considered untimely for inclusion in the Proxy Statement, but the Company’s management proxy holders will have discretionary authority in determining how to vote on such proposals at the 2004 Annual Meeting of Stockholders. In any event, proposals received on or after April 1, 2004 will be considered untimely for all purposes and may not be brought before the 2004 Annual Meeting of Stockholders.

TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which the Board intends to present or knows that others will present at the annual meeting is as set forth above. If any other matter or matters are properly brought before the annual meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors Douglas O. Ebersole Secretary

Dated: May 2, 2003

PROTEIN DESIGN LABS, INC. 34801 CAMPUS DRIVE FREMONT, CA 94555	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL -
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Protein Design Labs, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PDLINC	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROTEIN DESIGN LABS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee's number on the line below.
A vote FOR all directors and matters submitted is recommended by the Board of Directors:		0	0	0
1.	ELECTION OF DIRECTORS listed below: Nominees: 01) Mark McDade 02) Cary L. Queen, Ph.D.

		For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2003.	0	0	0

EVEN IF YOU ARE PLANNING TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND MAIL THE PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK WILL BE REPRESENTED AT THE MEETING.

Please sign exactly as names appear above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

PROXY

PROTEIN DESIGN LABS, INC.
Proxy for Annual Meeting of Stockholders, June 19, 2003
Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Mark McDade and Douglas O. Ebersole, and each of them, as proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Protein Design Labs, Inc. (the “Company”) which the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held at the Company’s principal offices, located at 34801 Campus Drive, Fremont, California 94555, on Thursday, June 19, 2003 at 8 a.m. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

     The shares represented hereby shall be voted as specified, and if no specification is made, such shares shall be voted FOR the proposals listed on the reverse side.

     The undersigned hereby further confers upon said proxies, and each of them, or their substitute or substitutes, discretionary authority to vote in respect to all other matters which may properly come before the meeting or any continuation or adjournment thereof.

The undersigned hereby acknowledges receipt of (a) the Notice of Annual Meeting, (b) accompanying Proxy Statement and (c) an Annual Report of the Company for the fiscal year ended December 31, 2002, and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy, and by filing this Proxy with the Secretary of the Company, gives notice of such revocation.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE